Exhibit 1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Exchange Act, the undersigned hereby agree to the joint filing with each other on behalf of each of them a statement on Schedule 13D with respect to the Common Stock deemed to be beneficially owned by each of them.

The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness or accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information contained therein concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Joint
Filing Agreement as of the 16th day of January, 2004.

HAMBRECHT & QUIST GROUP

By:     /s/  Steven N. Machtinger
Name:   Steven N. Machtinger
Title:  Vice President

HAMBRECHT & QUIST CALIFORNIA

By:     /s/  Steven N. Machtinger
Name:   Steven N. Machtinger
Title:  General Counsel

HAMBRECHT & QUIST GUARANTY FINANCE, LLC

By:     /s/ David Golden
Name:   David Golden
Title:  Member of the Management Committee

/s/ Donald M. Campbell
Donald M. Campbell

GUARANTY FINANCE MANAGEMENT, LLC

By:     /s/ Donald M. Campbell
        Donald M. Campbell
        Chief Executive Officer and Manager